Exhibit 10.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE PARENT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARENT TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE OR ANY SHARES OF COMMON STOCK ISSUED UPON CONVERSION OF THIS NOTE.

THIS NOTE IS ENTITLED TO THE BENEFIT OF THAT CERTAIN SECURITY AGREEMENT, DATED AUGUST 26, 2002, BY AND AMONG JLM SA, THE PARENT AND JLM CHEMICALS, INC. IN FAVOR OF THE PAYEE (THE “SECURITY AGREEMENT”) AND THE DEED OF TRUST, DATED AUGUST 26, 2002, OF JLM REALTY, INC. IN FAVOR OF THE PAYEE (THE “DEED OF TRUST”).

JLM REALTY, INC.

JLM INDUSTRIES (SOUTH AFRICA) (PROPRIETARY) LIMITED

August 26, 2002

$2,000,000

SECURED PROMISSORY NOTE

JLM Realty, Inc. (“JLM Realty”), a North Carolina corporation and a wholly-owned subsidiary of JLM Industries, Inc. (the “Parent”) and JLM Industries (South Africa) (Proprietary) Limited (“JLM SA”), a company organized under the laws of South Africa and a wholly-owned subsidiary of the Parent (JLM SA and JLM Realty are collectively referred to herein as the “Borrowers” and each individually as a “Borrower”), for value received, hereby promise, jointly and severally, to pay to the order of The Philip S. Sassower 1996 Charitable Remainder Annuity Trust (the “Payee”) on December 31, 2002 (the “Maturity Date”), the principal sum of Two Million Dollars ($2,000,000) or such lesser principal amount as shall at such time be outstanding hereunder (the “Principal Amount”). Each payment by the Borrowers pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof, provided, that after the Maturity Date or upon an Event of Default, the rate of interest applicable to the unpaid Principal Amount and accrued interest shall be 4% in excess of that otherwise applicable pursuant to Section 2 of this Note, but in no event in excess of the Maximum Rate provided in Section 2B of this Note.

Accrued and unpaid interest shall commence on the date hereof and be payable upon maturity (whether at the Maturity Date, by acceleration or otherwise) and after maturity until paid in full (after as well as before judgment), on demand. All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 360 days (including the first day but excluding the last day during which any such Principal Amount is outstanding). The Principal Amount of this Note together with interest accrued and unpaid thereon shall be payable on the Maturity Date unless this Note is prepaid in accordance with Section 1 hereof.

The amount of all repayments of principal, interest rates applicable thereto and interest accrued thereon shall be recorded on the records of the Parent or the Borrowers and, prior to any transfer of, or any action to collect on, this Note, shall be endorsed on this Note. Any such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed, but the failure to record any such amount or rate shall not limit or otherwise affect the obligations of the Borrowers hereunder to make payments of principal or interest when due. All payments by the Borrowers hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

The Parent and the Borrowers (i) waive presentment, demand, protest or notice of any kind in connection with this Note and (ii) agree to pay to the holder hereof, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection of this Note.

1.  Payment Terms.    A. Optional.    The Borrowers may prepay the Principal Amount of this Note, in whole or in part and without penalty, at any time prior to the Maturity Date.

B.  Mandatory.    If, prior to the Maturity Date, the Borrowers or the Parent consummates one or more financings or one or more sales of assets (other than in the ordinary course of business consistent with past practice), or a combination of both, which provide at least an aggregate of $1,000,000 in gross proceeds, then the Borrowers or the Parent, as applicable, shall be required to immediately apply 50% of the Excess Proceeds (as defined below) to the Principal Amount and accrued interest then outstanding under this Note. Notwithstanding the foregoing, in the event that, prior to the Maturity Date: (A) the Parent consummates the sale of any shares of the capital stock of JLM SA, in one or more transactions, the Parent shall be required to immediately apply 75% of the Excess Proceeds received in connection with such sale to the Principal Amount and accrued interest then outstanding under this Note; and (B) JLM SA consummates one or more sales of assets, JLM SA shall be required to immediately apply 75% of the Excess Proceeds received in connection with such sale or sales to the Principal Amount and accrued interest then outstanding under this Note. For purposes hereof, “Excess Proceeds” shall mean all proceeds received by the Parent or a Borrower (in connection with one or more financings or one or more sales of assets) net of transaction costs related to such sale or financing, but only to the extent the Parent or the Borrower is not required by existing agreements to apply any of the proceeds to reduce outstanding debt to its senior lenders.

C.  After Maturity Date.    In consideration of the benefits conferred upon the Parent by the loan represented by this Note and the financial accommodation extended by the Payee, in the event that the Borrowers do not pay the Principal Amount and accrued interest on this Note in full on or prior to the Maturity Date, the Payee shall be entitled to the right to purchase up to 1,666,666 shares (the “Warrant Shares”) of the Parent’s common stock, par value $0.01 per share (“Common Stock”), as evidenced by a Warrant (the “Warrant”) which shall be issued on the date of this Note and shall be in the form attached hereto as Exhibit A.

2.  Computation of Interest.

A.  Base Interest Rate.    Except as expressly set forth herein, the outstanding Principal Amount shall bear interest at the rate per annum equal to the interest rate applicable to the amounts due by the Parent pursuant to the Promissory Note, dated as of June 28, 2001, by the Parent in favor of GATX Capital Corporation in the original principal amount of $7,135,000 (the “GATX Note”), which interest rate shall be adjusted from time to time in the same manner that the interest rate applicable to the GATX Note is adjusted pursuant to the terms thereof.

B.  Maximum Rate.    In the event that it is determined by final order of a court or governmental authority that, under the laws relating to usury applicable to the Borrowers or the indebtedness evidenced by this Note, the interest charges and fees payable by the Borrowers in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the “Maximum Rate”), then such interest shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Borrowers had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity.

3.  Representations of the Parent and the Borrowers.

The Parent and the Borrowers hereby jointly and severally represent and warrant to the Payee as follows:

A.  Organization and Standing.    The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform (to the extent applicable to the Parent) this Note, the Warrant, the Security Agreement and the Deed of Trust (collectively, the “Principal Transaction Documents”) and any related documents and agreements and to carry out the transactions contemplated hereby and thereby. JLM Realty is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform the Principal Transaction Documents applicable to it and any related documents and agreements and to carry out the transactions contemplated hereby and thereby. JLM SA is a company duly organized, validly existing and in good standing under the laws of South Africa and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform the Principal Transaction Documents applicable to it and any related documents and agreements and to carry out the transactions contemplated hereby and thereby. The Parent, the Borrowers and each other Subsidiary (as defined below) are duly qualified and in good standing in each jurisdiction in which the character or location of its properties or nature of its business makes such qualification necessary.

B.  Capitalization.    The authorized and outstanding capital stock of the Parent is as described in the Parent’s Annual Report on Form 10-K for the year ended December 31, 2001 (the “Annual Report”) and Quarterly Report on Form 10-Q for the three months ended June 30, 2002 (“Quarterly Report”, and collectively with the Annual Report, the “SEC Documents”). The Parent has heretofore delivered to Payee a true and complete copy of the Annual Report and the Quarterly Report. Except as set forth in the SEC Documents or as set forth pursuant to this Note, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Parent is authorized or outstanding, (ii) there is no commitment of the Parent to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Parent, and (iii) the Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as provided in the SEC Documents, no person or entity is entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of the Parent, or (ii) any rights with respect to the registration of any capital stock of the Parent under the Securities Act.

C.  Subsidiaries.    On the date hereof, the Parent has eight (8) Subsidiaries: JLM Realty, JLM SA, JLM Marketing, Inc., JLM International, Inc., JLM Industries (Europe) B.V., JLM Chemicals Canada, Inc, JLM Chemicals, Inc. and JLM (Ind), Inc. As used herein, the term “Subsidiary” shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by the Parent.

D.  Issuance of Shares.    The issuance, sale and delivery of this Note, the Warrant Shares and the shares of Common Stock issuable upon conversion of the Note (the “Conversion Shares”) in accordance with the terms hereof have been duly authorized by all necessary corporate action on the part of the Parent and the Borrowers, and the Warrant Shares and the Conversion Shares, when issued, sold and delivered against payment therefor in accordance with the provisions of this Note and the Warrant, will be duly and validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. The Parent will issue the Warrant Shares, upon exercise of the Warrant in accordance with the terms thereof, and the Conversion Shares, upon conversion of the Note in accordance with the terms hereof, free and clear of all Liens (as defined in Section 4.B(iii) hereof).

E.  Authority.    The execution, delivery and performance by the Parent and the Borrowers of the Principal Transaction Documents and any related documents and agreements have been duly authorized by all necessary corporate action, and the Principal Transaction Documents and any related documents and agreements have been duly executed and delivered by the Parent and the Borrowers. The Principal Transaction Documents and related agreements constitute valid and binding obligations of the Parent and the Borrowers enforceable against the Parent and the Borrowers in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law). The execution, delivery and performance of the Principal Transaction Documents and any related documents and agreements and the consummation of the transactions contemplated hereby and thereby do not and will not violate any provision of law applicable to the Parent or any Subsidiary and do not and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, the certificate of incorporation or bylaws of the Parent or any Subsidiary, or any indenture, lease, agreement or other instrument to which the Parent or any Subsidiary is a party or by which it or any of its properties or assets is bound, or any decree, judgment, order, statute, rule or regulation applicable to the Parent or any Subsidiary.

F.  Governmental Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Parent or any Subsidiary in connection with the execution and delivery of the Principal Transaction Documents and any related documents and agreements or the other transactions contemplated hereby or thereby, except for such filings as shall have been made prior to and shall be effective on and as of the date hereof, if any.

G.  Litigation.    There is no action, suit, proceeding or investigation pending, or threatened, against the Parent or any Subsidiary which questions the validity of the Principal Transaction Documents and any related documents and agreements or the right of the Parent and the Borrowers to execute, deliver and perform any of the foregoing, or which might result, either individually or in the aggregate, in any material adverse change in the assets, results of operations, conditions (financial or otherwise), net worth, business or prospects of the Parent and its Subsidiaries taken as a whole (a “Material Adverse Change”).

H.  Property and Assets.    Each of the Parent and its Subsidiaries has good title to all of its properties and assets, including all properties and assets reflected in the financial statements included with the SEC Documents, except those disposed of since the date thereof in the ordinary course of business consistent with past practice, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest, lease, charge, claim or encumbrance other than those the material terms of which are described in the SEC Documents.

I.  Compliance.    Each of the Parent and its Subsidiaries has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business as described in the SEC Documents and has all permits, consents, approvals, authorizations, orders, registrations, qualifications and licenses (“Licenses”) of and from all public, regulatory or governmental agencies and bodies necessary to own its properties and conduct its existing and proposed business and is in compliance in all material respects with such Licenses.

J.  Financial Statements.    The financial statements included in the SEC Documents present fairly in all material respects the financial position, results of operations and changes in financial position of the Parent as of the dates and for the periods indicated in conformity with generally accepted accounting principles consistently applied (“GAAP”) during such periods. As of December 31, 2001, the Parent did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation, whether fixed or unfixed, liquidated or unliquidated, secured or unsecured, contingent or otherwise of a kind required by GAAP to be set forth on a financial statement or in the notes thereto (“Liabilities”) that were not fully and adequately reflected on or reserved against the Parent’s balance sheet at such date included in the Annual Report (the “Balance Sheet”). Except as disclosed in the Quarterly Report, since December 31, 2001, the Parent has not incurred any Liability, other than Liabilities incurred in the ordinary course of business, none of which, individually or in the aggregate, are material.

K.  Absence of Certain Changes.    Except as disclosed in the SEC Documents, since December 31, 2001, each of the Parent and its Subsidiaries has conducted its business in the ordinary and usual course consistent with past practices and has not (i) transferred to any other person, corporation or entity any Intellectual Property (as hereinafter defined), except for licenses granted by the Parent or any Subsidiary to third parties in the ordinary course of business consistent with past practices, (ii) made any loan, advance, capital contribution or investment in any person or entity, (iii) terminated or amended in any material respect any material contract to which the Parent or such Subsidiary is a party or by which it is bound, (iv) increased the compensation payable to any employee of the Parent or such Subsidiary except in the ordinary course of business, consistent with past practice, (v) suffered any material damage, destruction or other loss (whether or not covered by insurance) affecting its business or assets, (vi) made any material change in its business policies, (vii) taken any action or agreed to take any action which, if taken prior to the date hereof, would have made any representation or warranty herein untrue, or (viii) suffered any Material Adverse Change.

L.  No Defaults.    Neither the Parent nor any Subsidiary is in default and, to the knowledge of the Parent and the Borrowers, no other party is in default, nor does there exist any event that, with notice or lapse of time or both, would constitute a default or give rise to rights of termination, under any material agreement or other instrument to which the Parent or any Subsidiary is a party or by which it or its properties are bound. All such agreements and instruments are valid, subsisting in full force and effect and binding on the parties.

M.  Intellectual Property.    Except as disclosed in the SEC Documents, the Parent owns (or is authorized to use), free and clear of any Liens, all patents, trademarks, copyrights, service marks, trade secrets, manufacturing and process know-how, processes, unpatented inventions, technical information, technology, designs and other intellectual property utilized in the conduct of its business as described in the Annual Report (the “Intellectual Property”). To the Parent’s knowledge, the Intellectual Property does not infringe upon the rights of others.

N.  Accuracy.    None of the representations and warranties contained herein or in the Security Agreement, nor any of the statements made in SEC Documents contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

O.  Full Disclosure.    There is no fact or circumstance which the Parent and the Borrowers have not disclosed to Payee in writing that could reasonably be expected to result in a Material Adverse Change.

4.  Covenants of Parent and the Borrowers.

A.  Affirmative Covenants.    The Parent and the Borrowers covenant and agree that, so long as this Note shall be outstanding, they will each perform the obligations set forth in this Section 4A (it being agreed that these covenants shall apply equally to the Parent, the Borrowers and each other Subsidiary as if fully set forth herein):

(i)  Taxes and Levies.    The Parent will file when due all federal, state and local income tax returns and will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Parent or upon its income and profits, or upon any of its property, before the same shall become delinquent, and will discharge when due all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any material properties of the Parent or any material part thereof, provided, however, that the Parent shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Parent shall set aside on its books adequate reserves in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested;

(ii)  Maintenance of Existence.    The Parent will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Parent;

(iii)  Maintenance of Property.    The Parent will maintain, preserve, protect and keep its material property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(iv)  Insurance.    The Parent will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

(v)  Books and Records.    The Parent will at all times keep true and correct in all material respects its books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents;

(vi)  Notice of Certain Events.    The Parent will give prompt written notice (with a description in reasonable detail) to the Payee of:

(a)  the occurrence of any Event of Default (as defined in Section 5) or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default;

(b)  the occurrence of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Parent to the Payee in writing which has been instituted or, to the knowledge of the Parent, is threatened, against the Parent or to which any of its properties, assets or revenues is subject which, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

(c)  the occurrence of any event of default or any event which, with the giving of notice or the lapse of time, would constitute an event of default under any document or instrument evidencing or governing any indebtedness of the Parent in the principal amount exceeding $25,000 or the delivery of any notice effecting the acceleration of any such indebtedness;

(d)  any material development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Parent to the Payee; and

(e)  the occurrence of any other circumstance which has a reasonable likelihood of resulting in a Material Adverse Change;

(vii)  Other Obligations.    The Parent will maintain all of its obligations and agreements material to its business in whatever manner incurred, including but not limited to obligations for borrowed money or for services or goods purchased, as they become due in accordance with their terms;

(viii)  Compliance with Laws.    The Parent will comply in all material respects with all applicable federal, state and local laws, rules, regulations and orders; and

(ix)  Licenses and Intellectual Property.    The Parent will maintain in full force and effect all Licenses and will maintain, preserve and protect all Intellectual Property necessary to conduct its business.

B.  Negative Covenants.    The Parent and the Borrowers covenant and agree that, so long as this Note shall be outstanding, they will each perform the obligations set forth in this Section 4B (it being agreed that these prohibitions, shall apply equally to the Parent, the Borrowers and each other Subsidiary as if fully set forth herein):

i.  Liquidation, Dissolution.    The Parent will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity;

ii.  Sales of Assets.    The Parent will not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to all or a substantial part of its properties or assets to any person or entity;

(iii)  Liens.    The Parent will not create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease) (each, a “Lien”) upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)  Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b)  Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business (1) for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (2) relating to property of the Parent which is not material in value or is not material to the conduct of the business of the Parent;

(c)  judgment Liens which, to the extent not covered by insurance, do not exceed $50,000 or which are in existence less than 30 days after the entry thereof or with respect to which execution has been stayed; and

(d)  Liens of GATX Capital Corporation and Congress Financial Corporation pursuant to existing credit agreements with such senior lenders.

(iv)  Redemptions.    The Parent will not redeem or repurchase any outstanding equity securities of the Parent;

(v)  Transactions with Affiliates.    The Parent will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any person or entity affiliated with the Parent, except upon terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Parent;

(vi)  Additional Indebtedness.    The Parent and the Borrowers will not incur, create, assume or otherwise become obligated in respect of or permit to be outstanding at any time any Indebtedness (as hereinafter defined), except for Indebtedness which does not individually or in the aggregate exceed $250,000 at any time and any Indebtedness of the Parent or the Borrowers existing on or prior to the date hereof or Indebtedness incurred pursuant to the Parent’s existing credit agreements with its lenders. As used herein, the term “Indebtedness” shall mean (a) money borrowed by the Parent or either Borrower from any person; (b) any indebtedness of the Parent or either Borrower arising under leases required to be capitalized under GAAP or evidenced by a note, bond, debenture or similar instrument; (c) any indebtedness of the Parent or either Borrower arising under purchase money obligations or representing the deferred purchase price of property and services (other than current trade payables incurred in the ordinary course of the business); and (d) any liability of the Parent or either Borrower under any guaranty, letter of credit, performance credit or other agreement having the effect of assuring a creditor against loss.

(vii)  Dividends.    The Parent will not: (a) declare or pay any dividends (other than dividends payable in capital stock) on, (b) apply any property or assets of the Parent or any Subsidiary to the purchase, redemption or other retirement of, (c) set apart any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or (d) make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Parent or any Subsidiary (other than a wholly-owned Subsidiary).

(viii)  Investments.    The Parent will not make any investment in or capital contribution to, or make or permit to be outstanding any loan, advance or extension of credit to or purchase, acquire or incur any liability for the purchase or acquisition of any business, assets or securities of any person, or entity except (a) loans, advances and extensions of credit existing on the date of this Note or made on account of sales on credit in the ordinary course of business, (b) purchases or acquisitions of assets in the ordinary course of business consistent with past practice, (c) travel advances in the ordinary course of business to officers and employees, (d) advances in the ordinary course of business consistent with past practice to employees or consultants and (e) temporary cash investments consisting of investments in prime commercial paper, short-term investment grade securities or certificates of deposit.

(ix)  Acquisitions.    The Parent will not acquire an interest in any corporation, partnership, joint venture or similar entity.

5.  Events of Default

A.  The term “Event of Default” shall mean any of the events set forth in this Section 5A:

(i)  Non-Payment of Obligations.    The Borrowers fail to pay any principal or interest on this Note when and as the same shall become due and payable (except as otherwise provided in Section 1), whether by acceleration or otherwise, for a period of more than three (3) business days;

(ii)  Non-Performance of Affirmative Covenants.    The Parent, the Borrowers or any other Subsidiary defaults in the due observance or performance of any covenant set forth in Section 4A, which default shall continue uncured for 10 days;

(iii)  Non-Performance of Negative Covenants.    The Parent, the Borrowers or any other Subsidiary defaults in the due observance or performance of any covenant set forth in Section 4B;

(iv)  Non-Performance of Other Obligations.    The Parent, the Borrowers or any other Subsidiary defaults in the due observance or performance of any other material agreement to be observed or performed by it, which default shall continue uncured for 30 days after written notice thereof specifying such default shall have been given to the Parent by the holder of this Note (or its agent);

(v)  Bankruptcy, Insolvency, etc.    The Parent or either Borrower:

(a)  becomes insolvent or admits in writing its inability to pay, its debts as they become due;

(b)  applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for the Parent or Borrower, as applicable, or any of its property, or makes a general assignment for the benefit of creditors;

(c)  in the absence of such application, consents or acquiesces in, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Parent or Borrower, as applicable, or for any part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days; or

(d)  permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Parent or Borrower, as applicable, and, if such case or proceeding is not commenced by the Parent or Borrower, as applicable, or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Parent or Borrower, as applicable, or shall result in the entry of an order for relief or shall remain for 30 days undismissed.

(vi)  Breach of Warranty.    Any representation or warranty of the Parent or Borrowers contained in this Note or any of the other Principal Transaction Documents is or shall be incorrect in any material respect when made.

(vii)  Cross-Acceleration.    Any indebtedness for borrowed money of the Parent, the Borrowers or any other Subsidiary in an aggregate principal amount exceeding $1,000,000 (a) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (b) shall not be paid as and when the same becomes due and payable, including any applicable grace period.

(viii)  Judgments.    A judgment or order for the payment of money is rendered against the Parent, the Borrowers or any other Subsidiary which, together with all other such outstanding judgments against the Parent and its Subsidiaries (in each case to the extent not covered by insurance), exceeds an aggregate of $100,000, and within 30 days after entry thereof, such judgment shall not have been vacated, discharged or otherwise satisfied or execution thereof stayed pending appeal, or, within 30 days after the expiration of any such stay, such judgment shall not have been discharged or otherwise satisfied.

(ix)  Change of Control.    There is a Change of Control (as defined herein). For purposes hereof, a “Change of Control” shall mean the occurrence of any of the following: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as defined in Rule 13d promulgated under the Securities Exchange Act of 1934, as amended), other than the Payee, if in excess of 25% of the voting securities of the Parent, (b) the replacement of more than one-half of the members of the Parent’s Board of Directors that is not approved by those individuals who are members of the Board of Directors on the date hereof, or successors on a continuing Board of Directors, in one or a series of related transactions, (c) the merger of the Parent with or into another entity where the shareholders of the Parent own less than 50% of the outstanding voting power of the surviving corporation, (d) the consolidation or sale of all or substantially all of the assets of the Parent in one or a series of related transactions, or (e) the execution by the Parent of an agreement providing for any of the foregoing events.

B.  Action if Bankruptcy.    If any Event of Default described in clauses (v)(a) through (d) of Section 5A shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

C.  Action if Other Event of Default.    If any Event of Default (other than any Event of Default described in clauses (v)(a) through (d) of Section 5A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Payee may, upon written notice to the Parent, declare all or any portion of the outstanding Principal Amount of this Note, together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid Principal Amount (or any portion thereof so demanded), such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

D.  Remedies.    In case any Event of Default shall occur and be continuing, the Payee may proceed to protect and enforce its rights by a proceeding seeking the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note or may proceed to enforce the payment of this Note or to enforce any other legal or equitable rights as such holder shall determine.

6.  Conversion of Note.

A.  Optional Conversion.    In the event that the Borrowers fail to pay the Principal Amount and accrued interest on this Note when due, the Payee shall have the right, at its option, at any time on or after January 1, 2004, to convert all or any portion of the outstanding Principal Amount of this Note into shares of Common Stock at a price equal to the Exercise Price, subject to adjustment as provided in 6B below (the “Conversion Price”).

B.  Adjustment of Conversion Price.    The Conversion Price in effect at any time and the number of shares of Common Stock issuable upon conversion of the Note shall be subject to adjustment from time to time upon the happening of certain events as follows:

(i)  Dividends, Distributions, Subdivisions, Combinations and Reclassifications.    In case the Parent shall (a) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (b) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the number of shares determined by multiplying the Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii)  Issuance or Sale of Convertible Securities.    If, at any time while this Note is outstanding, the Parent issues or sells, or is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the Conversion Price then in effect shall be reduced to an amount equal to the consideration per share of Common Stock in such issuance or sale. If at any time during which this Note is outstanding the Parent grants, issues or sells any rights, warrants or options for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (collectively, the “Convertible Securities”), and the price per share for which Common Stock is issuable upon the exercise or conversion of such Convertible Securities is less than the Conversion Price in effect immediately prior to such grant or issuance, then the Conversion Price then in effect shall be reduced to an amount equal to the price per share for which the Common Stock is issuable upon exercise or conversion of such Convertible Security. Notwithstanding the foregoing, in the event the Conversion Price is required to be reduced in accordance with this paragraph, if the aggregate number of shares of Common Stock issuable upon conversion of this Note would exceed the maximum number of shares of Common Stock which could be issued without obtaining stockholder approval if and as required pursuant to Nasdaq Stock Market Rule 4350(i)(C) or (D), then, unless such stockholder approval shall have been obtained, the Conversion Price shall be reduced only to the extent that the number of shares of Common Stock issuable upon conversion of the Note would not exceed such maximum number of shares of Common Stock which could be issued without obtaining stockholder approval.

(iii)  Reorganization of the Parent.    In case of any reclassification or capital reorganization, or in case of any consolidation or merger of the Parent with or into another corporation (other than a merger with a subsidiary in which merger the Parent is the continuing corporation and which does not result in any reclassification or capital reorganization) or in case of any sale, lease or conveyance to another corporation of the property of the Parent as an entirety, the Parent shall, as a condition precedent to such transaction, cause effective provisions to be made so that the holder of this Note shall have the right thereafter upon conversion of this Note in accordance with the provisions of this Section 6, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been received upon conversion of this

Note immediately prior to such reclassification, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Note. The Parent shall not effect any such consolidation, merger, sale, transfer or other disposition, unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Parent) resulting from such consolidation or merger or the corporation purchasing or otherwise acquiring such properties shall assume, by written instrument executed and mailed or delivered to the holder of this Note at the last address of such holder appearing on the books of the Parent, the obligation to deliver to such holder such shares of stock, securities, cash or properties as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions. Nothing herein shall be construed as to require the consent of the holder to any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.

(iv)  Other Events.    If any event occurs of the type contemplated by the provisions of this Section 6.B but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), the Parent’s Board of Directors shall make appropriate adjustment in the Conversion Price so at to protect the rights of the Payee or its assigns.

(v)  Exceptions.    Notwithstanding anything to the contrary contained herein, no adjustment shall be made to the Conversion Price in connection with the issuance, sale or grant of shares of: (A) Common Stock issued in connection with a stock option plan, (B) Common Stock issued in connection with non-plan options granted to directors of the Parent, which shall not exceed 100,000 shares in the aggregate or (C) shares of Common Stock issued upon conversion of this Note.

C.  Mechanics of Conversion.    Before the Payee shall be entitled to convert this Note into Conversion Shares, the Payee shall surrender the Note, duly endorsed, at the office of the Parent, and shall give written notice to the Parent at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for the Conversion Shares are to be issued. The Parent shall, as soon as practicable thereafter, issue and deliver to the Payee, or to the nominee or nominees of Payee, a certificate or certificates for the number of Conversion Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note to be converted, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

D.  Cash Payments.    No fractional shares (or scrip representing fractional shares) of Common Stock shall be issued upon conversion of this Note. In the event that the conversion of the Principal Amount of this Note would result in the issuance of a fractional share of Common Stock, the Parent shall pay a cash adjustment in lieu of such fractional share to the holder of this Note based upon the Conversion Price. Upon the surrender of this Note, accrued and unpaid interest on the Principal Amount of this Note shall be paid by the Parent to the holder of this Note through the Conversion Date.

E.  Stamp Taxes, etc.    The Parent shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of this Note; provided, however, that the Parent shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of this Note.

F.  Validity of Stock.    All shares of Common Stock which may be issued upon conversion of this Note shall, upon issuance by the Parent in accordance with the terms of this Note, be validly issued, free from all taxes and liens with respect to the issuance thereof (other than those created by the holders), and free from any pre-emptive or similar rights and shall be fully paid and non-assessable.

G.  Reservation of Shares.    The Parent covenants and agrees that it will at all times have authorized and reserved, solely for the purpose of such possible conversion, out of its authorized but unissued shares, a sufficient number of shares of its Common Stock to provide for the exercise in full of the conversion rights contained in this Note.

H.  Notice of Certain Transactions.    In case at any time:

(i)  The Parent shall declare any dividend upon, or other distribution in respect of, its Common Stock; or

(ii)  The Parent shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto; or

(iii)  There shall be any capital reorganization or reclassification of the capital stock of the Parent, or a sale of all or substantially all of the assets of the Parent, or a consolidation or merger of the Parent with another corporation; or

(iv)  There shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Parent; or

(v)  The Parent shall issue any shares of capital stock or any security convertible into or exercisable or exchanged for shares of capital stock of the Parent,

then, in any one or more of said cases, the Parent shall cause to be mailed to the registered holder of this Note at the earliest practicable time (and, in any event not less than 20 days before any record date or other date set for definitive action), written notice of the date on which the books of the Parent shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, reclassification, sale, issuance, consolidation, merger or dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon the conversion of this Note. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger or dissolution, liquidation or winding-up, as the case may be.

7.  Amendments and Waivers.

A.  The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Parent, the Borrowers and the Payee.

B.  No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Parent or either Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

C.  To the extent that the Borrowers make a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

D.  After any waiver, amendment or supplement under this section becomes effective, the Parent shall mail to the holder of this Note a copy thereof.

8.  Miscellaneous

A.  Registered Holder.    The Parent and the Borrowers may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Parent and the Borrowers shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify the Parent of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Parent or the Borrowers by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

B.  Governing Law.    This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of law. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and the Parent and Borrowers hereby waive any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York and hereby submit to the jurisdiction of such courts.

C.  Notices.    Unless otherwise provided, all notices required or permitted under this Note shall be in writing and shall be deemed effectively given (i) on the day delivered or transmitted to the party to be notified in the case of notices delivered by hand or by facsimile, (in the event confirmation is received) (ii) upon confirmed delivery by Federal Express or other nationally recognized courier service providing next-business-day delivery, or (iii) three business days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid and addressed to the party to be notified, in each case at the address set forth below, or at such other address as such party may designate by written notice to the other party (provided that notice of change of address shall be effective upon receipt by the party to whom such notice is addressed).

If sent to Payee, notices shall be sent to the following address:

The Philip S. Sassower 1996 Charitable Remainder Annuity Trust
c/o Mr. Philip Sassower
135 East 57th Street
New York, New York 10022
Tel: (212) 759-1909
Fax: (212) 319-4930

with a copy to:

Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
Attn.: David M. Warburg, Esq.
Tel: (212) 895-2240
Fax: (212) 895-2900

If sent to the Parent or the Borrowers, notices shall be sent to the following address:

JLM Industries, Inc.
8675 Hidden River Parkway
Tampa, FL 33637
Attn.: Chief Financial Officer
Tel.: (813) 632-3300
Fax: (813) 632-3301

D.  Waiver of Jury Trial.    THE PAYEE, THE PARENT AND THE BORROWERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION

WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE, THE PARENT OR THE BORROWERS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE’S PURCHASING THIS NOTE.

E.  Expenses.    The Parent will pay (i) upon receipt of the proceeds of the loan represented by this Note (A) all out-of-pocket expenses of the Payee in connection with the preparation, execution and delivery of the Principal Transaction Documents and related documents and agreements and the transactions contemplated hereby and thereby, including reasonable fees and disbursements of counsel to the Payee and (B) an additional $75,000 in payment of past due amounts payable to counsel for the Payee in connection with prior legal services rendered to or for the benefit of the Parent, (ii) all out-of-pocket expenses in connection with the preparation, execution and delivery of any waiver, amendment or consent by the Payee relating to this Note, including reasonable fees and disbursements of counsel to the Payee, and (iii) all costs of obtaining performance under any of the Principal Transaction Documents by the Parent and all costs of collection in respect to this Note, which costs shall include reasonable counsel fees and expenses.

F.  Rights, Remedies Cumulative.    The rights and remedies of the Payee under the Principal Transaction Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have, and no failure or delay by the Payee in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

[Signatures Follow]

IN WITNESS WHEREOF, the Parent and the Borrowers have caused this Note to be signed in their name by their duly authorized officers.

JLM INDUSTRIES, INC.

By:	/s/ FORD PEARSON
Ford Pearson Secretary

JLM REALTY, INC.

By:	/s/ FORD PEARSON
Ford Pearson Secretary

JLM INDUSTRIES (SOUTH AFRICA) (PROPRIETARY) LIMITED

By:	/s/ FORD PEARSON
Ford Pearson Secretary